EXHIBIT 2.01
MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
TECHTEAM GOVERNMENT SOLUTIONS, INC.,
NEWVECTORS HOLDING LLC,
ALTARUM INSTITUTE
and
ALTARUM SUPPORTING ORGANIZATION, INC.
DATED AS OF MAY 23, 2007

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TABLE OF CONTENTS

1. DEFINITIONS	1
2. SALE AND TRANSFER OF INTERESTS; CLOSING	7
2.1 Interests	7
2.2 Purchase Price	7
2.3 Closing	7
2.4 Closing Obligations	7
2.5 Estimated Purchase Price And Post Closing Adjustment	9
3. REPRESENTATIONS AND WARRANTIES OF SELLER GROUP	10
3.1 Organization and Good Standing	10
3.2 Authority; No Conflict	10
3.3 Capitalization	11
3.4 Financial Statements	11
3.5 Books and Records	12
3.6 Title to Properties; Encumbrances	12
3.7 Condition and Sufficiency of Assets	12
3.8 Accounts Receivable	12
3.9 No Undisclosed Liabilities	13
3.10 Taxes	13
3.11 No Material Adverse Change	13
3.12 Employee Benefits	14
3.13 Compliance with Legal Requirements; Governmental Authorizations	16
3.14 Legal Proceedings; Orders	18
3.15 Absence of Certain Changes and Events	19
3.16 Contracts; No Defaults	19
3.17 Insurance	22
3.18 Employees	23
3.19 Labor Relations; Compliance	23
3.20 Intellectual Property	23
3.21 Certain Payments	24
3.22 Relationships with Related Persons	24
3.23 Brokers or Finders	25
4. REPRESENTATIONS AND WARRANTIES OF BUYER	25
4.1 Organization and Good Standing	25
4.2 Authority; No Conflict	25
4.3 Investment Intent	26
4.4 Certain Proceedings	26
4.5 Brokers or Finders	26
4.6 Solvency	26
4.7 No Knowledge of Misrepresentations or Omissions	26
5. COVENANTS OF SELLER GROUP	26
5.1 Access and Investigation	26
5.2 Operation of the Business of the Company	27
5.3 Negative Covenant	27
5.4 Notification; Disclosure Schedule Supplements	27
5.5 No Negotiation	27
5.6 ECSS Receivable	28
5.7 Confidentiality	28
5.8 Noncompete	28
5.9 Non Solicitation	28

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5.10 Seller Group Release	28
6. COVENANTS OF BUYER	29
6.1 Approvals of Governmental Bodies	29
6.2 No Additional Representations; Disclaimer	29
6.3 Notification	30
6.4 Books And Records	30
6.5 Cooperation With Respect to Taxes.	30
6.6 Non Solicitation	30
6.7 Survival	30
7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	31
7.1 Accuracy of Representations	31
7.2 Company’s and Seller Group’s Performance	31
7.3 Consents	31
7.4 No Proceedings	31
7.5 No Claim Regarding Interest Ownership or Sale Proceeds	31
7.6 No Prohibition	31
7.7 Additional Documents	31
8. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	32
8.1 Accuracy of Representations	32
8.2 Buyer’s Performance	32
8.3 Consents	32
8.4 No Proceedings	32
8.5 No Injunction	33
8.6 No Prohibition	33
8.7 Additional Documents	33
8.8 Termination of Seller Group Guarantee.	33
9. TERMINATION	33
9.1 Termination Events	33
9.2 Effect of Termination	34
10. INDEMNIFICATION; REMEDIES	34
10.1 Survival	34
10.2 Indemnification and Payment of Damages By Seller	34
10.3 Indemnification and Payment of Damages by Buyer	34
10.4 Time Limitations; Failure to Close	34
10.5 Limitations On Amount—Seller	35
10.6 Limitations On Amount—Buyer	35
10.7 Procedure For Indemnification—Buyer Indemnification Claims and Seller Indemnification Claims	35
10.8 Procedure for Indemnification—Third Party Claims	36
10.9 Notification of Escrow	36
10.10 Exclusive Remedy; Determination of Damages	37
10.11 Insurance	37
10.12 Mitigation	37
10.13 DCA Audit Indemnification by Altarum	37
11. GENERAL PROVISIONS	38
11.1 Sellers Representative	38
11.2 Expenses	39
11.3 Public Announcements	39
11.4 Confidentiality	39
11.5 Notices	39
11.6 Jurisdiction; Service of Process	40

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11.7 Further Assurances	40
11.8 Waiver.	40
11.9 Entire Agreement and Modification	41
11.10 Assignments, Successors, and no Third Party Rights.	41
11.11 Severability.	41
11.12 Section Headings, Construction	41
11.13 Governing Law	41
11.14 Counterparts; Facsimile Signature	41

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EXHIBITS

Exhibit 2.4(a)(ii)	Schedule of Amounts, Timing and Responsibility for Retention Payments

Exhibit 2.4(a)(iii)	Form of Subcontract

Exhibit 2.4(a)(v)(1) and (2)	Forms of Lease Amendments

Exhibit 2.4(a)(vi)	Form of Computer Sublease

Exhibit 4.2	Buyer’s Consent

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of May 23, 2007, by TechTeam Government Solutions, Inc., a Virginia corporation (“Buyer”), NewVectors Holding LLC, a Michigan limited liability company (“Seller”), Altarum Institute, a Michigan nonprofit corporation and tax-exempt public charity (“Altarum”), and Altarum Supporting Organization, Inc., a Michigan nonprofit corporation and tax-exempt public charity (“ASO”, and together with Altarum and Seller, the “Seller Group”).
RECITALS
     Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding membership interests (the “Interests”) of NewVectors LLC, a Michigan limited liability company (the “Company”), for the consideration and on the terms set forth in this Agreement.
AGREEMENT
     Buyer and each member of the Seller Group, intending to be legally bound, agree as follows:
1. DEFINITIONS
     For purposes of this Agreement, the following capitalized terms not defined above shall have the following meanings:
     “Accounts Receivable” – is defined in Section 3.8.
     “Applicable Contract” – is defined in Section 3.16(a).
     “Audited Balance Sheet” – is defined in Section 3.4.
     “Audited Financial Statements” – is defined in Section 3.4.
     “Best Efforts” – means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as is commercially reasonable and practicable; provided, however, that an obligation to use Best Efforts under this Agreement does not require such Person to take actions that would result in a materially adverse change in the financial condition, prospects or benefits of or to such Person.
     “Breach” – means a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement that will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.
     “Business Day” – means any day other than a Saturday, Sunday, United States Federal holiday or day on which banks in Detroit, Michigan are required or permitted by law to be closed.
     “Buyer’s Advisors” – is defined in Section 5.1(a).
     “Buyer’s Closing Documents” – is defined in Section 2.4(b)(iii).
     “Buyer Indemnification Claim” – is defined in Section 10.4(a).

     “Buyer Indemnified Persons” – is defined in Section 10.2.
     “Buyer Material Adverse Effect” – means a material adverse change in the business, operations, properties, assets, or financial condition of the Buyer other than as a result of: (a) changes generally adversely affecting the United States economy as a whole; (b) any legal or regulatory event, change, condition, fact or effect affecting the federal information technology support services industry as a whole; (c) the performance by the Buyer of its obligations under this Agreement; (d) the announcement or pendency of the Contemplated Transactions; or (e) war, the outbreak of hostilities or acts of terrorism.
     “Claim” – is defined in Section 10.7.
     “Closing” – is defined in Section 2.3.
     “Closing Date” – means the date and time as of which the Closing actually takes place.
     “Closing Statement” – is defined in Section 2.5(b).
     “Company” – is defined in the Recitals of this Agreement.
     “Company Material Adverse Effect” – means a material adverse change in the business, operations, properties, assets, or financial condition of the Company other than as a result of: (a) changes generally adversely affecting the United States economy as a whole; (b) any legal or regulatory event, change, condition, fact or effect affecting the federal information technology support services industry as a whole; (c) the performance by the Company or any member of the Seller Group of its obligations under this Agreement; (d) the announcement or pendency of the Contemplated Transactions; or (e) war, the outbreak of hostilities or acts of terrorism.
     “Company Operating Agreement” – means that certain Operating Agreement of the Company, dated as of April 1, 2006, between the Company and Seller.
     “Computer Sublease Amendment” – is defined in Section 2.4(a)(vi).
     “Confidential Information” – means information proprietary to the Company that has commercial value in Company’s business, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether or not patentable or copyrightable), works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of Company officers and employees, Company customers and other proprietary information concerning Company’s actual or anticipated business, research or development, or which is received in confidence by or for Company from any other person or entity; provided, however, that Confidential Information shall not include any information relating to the Company that (a) is generally available to the public or otherwise in the public domain, (b) subsequent to the Closing becomes generally available to the public without fault on the part of any member of the Seller Group, or (c) otherwise becomes known to any member of the Seller Group on a non-confidential basis from another source not bound by a confidentiality agreement with the Company.
     “Consent” – means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
     “Contemplated Transactions” – means all of the transactions contemplated by this Agreement, including:

     (a) the sale of the Interests by Seller to Buyer;
     (b) the execution, delivery, and performance of the Retention Agreement Amendments and the Escrow Agreement; and
     (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.
     “Contract” – means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding, including, without limitation, any Applicable Contract.
     “Controlling Party” – is defined in Section 10.8(b).
     “Current Assets” – means any amounts showing as current assets of the Company under such heading on the Estimated Closing Statement, but excluding cash, cash equivalents and all ECSS receivables.
     “Current Liabilities” – means any amounts shown as current liabilities of the Company under such heading on the Estimated Closing Statement, but excluding any portion thereof that constitutes (a) debt included in current liabilities, regardless of maturity, and (b) any direct expenses accrued by the Company for the ECSS Receivable.
     “Damages” – means the amount of any loss, liability, claim and expense, including, without limitation, costs of investigation and defense and reasonable attorneys’ fees, but excluding (a) for purposes of Article 10 hereof, any such loss, liability, claim or expense relating to diminution in the value of the Company, and (b) any exemplary, punitive, special or incidental damages.
     “Disclosure Schedule” – means the schedule qualifying the representations, warranties and covenants of the Seller Group in this Agreement, to be delivered by Seller to Buyer, as the same may be updated or supplemented by a Disclosure Schedule Supplement.
     “Disclosure Schedule Supplement” – is defined in Section 5.4(b).
     “ECSS” – means the Airforce Expeditionary Combat Services Support project for which Computer Sciences Corporation is the prime contractor and the Company is a subcontractor under a letter subcontract.
     “ECSS Receivable” – means any amount billed or unbilled for work in respect of ECSS prior to April 1, 2007.
     “Encumbrance” – means any charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Enterprise Solutions Business” – means the business of the Company, whether conducted by the Company or by a member of the Seller Group prior to its transfer to the Company, which business was commonly referred to as the “Enterprise Solutions Division” of Altarum prior to its transfer to the Company.

     “ERISA” – means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Escrow Agent” – is defined in Section 2.4(c).
     “Escrow Agreement” – is defined in Section 2.4(c).
     “ESD Contract” – means any Contract that is effective as of the date hereof and between any member of the Seller Group and any other Person related to the line of activity of the Seller Group commonly referred to as the “Enterprise Solutions Division.”
     “Estimated Closing Statement” – is defined in Section 2.5(a).
     “Estimated Purchase Price” – is defined in Section 2.5(a).
     “Final Purchase Price” – is defined in Section 2.5(b).
     “Financial Statements” – is defined in Section 3.4.
     “GAAP” – means generally accepted United States accounting principles, consistently applied.
     “Governmental Authorization” – means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” – means any:
     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
     (b) federal, state, local, municipal, foreign, or other government;
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
     (d) multi-national organization or body; or
     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Indemnification Cap” – is defined in Section 10.5.
     “Indemnification Deductible” – is defined in Section 10.5.
     “Indemnitor” – is defined in Section 10.7(a).
     “Indemnitee” – is defined in Section 10.7(a).
     “Independent Auditor” – is defined in Section 2.5(b).
     “Intellectual Property Assets” – is defined in Section 3.20(a).

     “Interests” – is defined in the Recitals of this Agreement.
     “Interim Balance Sheet” – is defined in Section 3.4.
     “Interim Financial Statements” – is defined in Section 3.4
     “IRC” – means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended.
     “IRS” – means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
     “Key Employees” – means the individuals listed on Schedule 1 of this Agreement.
     “Knowledge” – means (a) in the case of the Seller Group, (1) the actual knowledge, or the knowledge that such person would have after reasonable inquiry, of Katherine A. Fox, Gary T. Mears, W. Deane Stanley and Charles B. Torres, (2) only with respect to the representations and warranties contained in Section 3.9 and 3.16, the actual knowledge, after reasonable inquiry, of James Boedecker, and (3) only with respect to the representations and warranties contained in Section 3.12, the actual knowledge, after reasonable inquiry, of Patricia H. Ferguson; and (b) in the case of the Buyer, the actual knowledge of Dennis J. Kelly, Robert Burleson or Michael A. Sosin.
     “Lease Amendments” – is defined in Section 2.4(a)(v).
     “Legal Requirement” – means any administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty of any Governmental Body.
     “Net Working Capital” – means the Company’s Current Assets, minus the Company’s Current Liabilities, in each case as determined as of the close of business on day before the Closing Date.
     “Net Working Capital Target” – means $1,450,000.
     “Non-controlling Party” – is defined in Section 10.8(b).
     “Novation” – is defined in Section 6.1(b).
     “Novation Documentation” – is defined in Section 6.1(b).
     “Objection Notice” – is defined in Section 2.5(b).
     “Order” – means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator that has been given authority to do so by any Person under a contact enforceable against such Person.
     “Ordinary Course of Business” – an action taken by a Person that is taken in the ordinary course of such Person’s business, consistent with the past practices of such Person.
     “Organizational Documents” – means: (a) for a corporation, the articles or certificate of incorporation and the bylaws; (b) for a limited liability company, the articles of organization and operating agreement; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

     “Permitted Encumbrance” means: (a) Encumbrances for Taxes, assessments and other charges not yet due and payable or for Taxes, assessments and other charges that the Company is contesting in good faith through appropriate proceedings and for which a proper reserve has been established on the books of the Company; (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, and materialmen liens arising in the Ordinary Course of Business; and (c) in the case of any leased real property, the rights of any lessor of such property.
     “Person” – means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
     “Proceeding” – means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” – is defined in Section 2.2.
     “Related Person” – means (a) with respect to any Person that is not an individual, (i) any Person that directly or indirectly controls, is controlled by or is under common control with such Person, (ii) any Person that owns a greater than 50% equity interest in such Person, and (iii) each Person that serves as a director, officer, general partner, executor or trustee of such Person, and (b) with respect to any Person that is an individual, (i) any member of such Person’s immediate family, or (ii) the parents or grandchildren of such Person.
     “Representative” – means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.
     “Required Tax Return” – is defined in Section 3.10(a).
     “Retention Agreements” – means those Retention Agreements between the Company and each Key Employee.
     “Retention Agreement Amendments” – means those certain amendments to the Retention Agreements required by Section 2.4(b)(ii).
     “Securities Act” – means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
“Seller Group” – is defined in the first paragraph of this Agreement.
     “Seller Indemnification Claim” – is defined in Section 10.4(b).
     “Seller Indemnified Persons” – is defined in Section 10.3.
     “Seller’s Closing Documents” – is defined in Section 2.4(a)(vii).
     “Sellers Representative” – is defined in Section 11.1(a).
     “Subcontract” – is defined in Section 2.4(a)(iii).

     “Tax” – means any federal, state, local or foreign income, gross receipts, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, assessment, duty, fee, levy or other governmental charge, including any interest, penalty or addition thereto.
     “Tax Return” – means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.
     “Third Party Action” – is defined in Section 10.8(a).
     “Threatened” – means a claim, Proceeding, dispute, action, or other matter as to which any demand or statement has been made in writing or any notice has been given in writing that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is reasonably likely to be asserted, commenced, taken, or otherwise pursued.
     “Transition Services Agreement” – is defined in Section 2.4(a)(iv).
2. SALE AND TRANSFER OF INTERESTS; CLOSING
     2.1 Interests. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Interests to Buyer, and Buyer will purchase the Interests from Seller.
     2.2 Purchase Price. The purchase price for the Interests will be $40,750,000, as adjusted by the difference between Net Working Capital and the Net Working Capital Target (the “Purchase Price”).
     2.3 Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Honigman Miller Schwartz and Cohn LLP, 130 South First Street, Ann Arbor, Michigan, 48104, at 10:00 a.m. (local time) on the first to occur of (a) May 31, 2007, and (b) the third Business Day after the satisfaction or waiver of the last of the Closing conditions contained in Articles 7 and 8 of this Agreement (unless another date, time or place is mutually agreed to by Buyer and Seller); provided, however, that after the satisfaction or waiver of the last of the Closing conditions contained in Articles 7 and 8 of this Agreement, Buyer may, at its option, exercisable by giving the Seller Group not less than two (2) days prior written notice, extend the Closing Date to a date that is on or before June 15, 2007; provided, further, that Buyer shall, at Closing and together with the payment due under Section 2.4(b)(i), pay Seller a fee of $7,500 for each day beyond June 7, 2007 that the Closing does not occur.
     2.4 Closing Obligations. At the Closing:
     (a) Seller will deliver to Buyer:
     (i) duly executed assignments of membership interest, or other instruments of conveyance, transferring the Interests to Buyer;
     (ii) Retention Agreement Amendments executed by the Company and each Key Employee to provide for payments to the Key Employees in the amounts, at the times and in accordance with the responsibilities therefor as between the Company and Buyer as shown on Exhibit 2.4(a)(ii).

     (iii) a subcontract between Seller and the Company, in the form of Exhibit 2.4(a)(iii) (the “Subcontract”), executed by Seller;
     (iv) a transition services agreement between Seller and the Company providing for the performance by Altarum of contract administration services for Contracts between the Company and the United States Government and subdivisions thereof for (A) no charge in respect of such Contracts as are in effect as of the Closing Date and until such time as such Contracts expire or are terminated, and (B) for such Contracts that the Company may enter into after the Closing Date and for which the Company or Buyer requests such services by written notice to Altarum, in each case for a fee payable to Altarum equal to two percent (2%) of the billings in respect of each such Contract, which services the Company or Buyer may terminate at any time upon not less than ten (10) days’ notice to Altarum (the “Transition Services Agreement”), executed by Seller;
     (v) an amendment to the leases for the Company’s space in Ann Arbor, Michigan and Alexandria, Virginia substantially in the form of Exhibit 2.4(a)(v)(1) and (2), executed by Altarum, as landlord, and the Company, as tenant (the “Lease Amendments”);
     (vi) an amendment to the Equipment Lease Agreement substantially in the form of Exhibit 2.4(a)(vi), executed by Altarum and the Company (the “Computer Sublease Amendment”; together with the documents referred to in subsections (i) through (v) above, the “Seller’s Closing Documents”); and
     (vii) a certificate executed by each member of the Seller Group representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, giving full effect to any Disclosure Schedule Supplement.
     (b) Buyer will deliver to Seller:
     (i) the Estimated Purchase Price minus the Escrow Amount, in immediately available funds or by wire transfer to an account or accounts specified by Seller in accordance with written instructions therefor provided by Seller to Buyer prior to the Closing;
     (ii) a certificate executed by Buyer to the effect that each of Buyer’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date; and
     (iii) the Employment Agreements, the Transition Services Agreement, the Subcontract, the Lease Amendment and the Computer Sublease Amendment, all executed by the Company (collectively, the “Buyer’s Closing Documents”).
     (c) Buyer and Seller will enter into an escrow agreement (the “Escrow Agreement”) mutually acceptable to Buyer, the Seller Group and LaSalle Bank Midwest, N.A., as escrow agent (the “Escrow Agent”), and Buyer shall transfer $4,000,000 to the Escrow Agent in immediately available funds, to be administered as provided in the Escrow Agreement.

     2.5 Estimated Purchase Price And Post-Closing Adjustment.
     (a) Estimated Closing Statement. On the date two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith calculation of its estimate, as of the Closing Date, of the Purchase Price with any interim adjustments as a result of the changes in the Company’s Net Working Capital position from the Net Working Capital Target (the “Estimated Purchase Price”).
     (b) Final Determination of Net Working Capital. No later than thirty (30) days after the Closing Date, Seller shall deliver to Buyer a statement setting forth Seller’s final calculation of the Purchase Price, including its calculation of Net Working Capital as of the Closing Date, prepared in accordance with this Agreement (the “Closing Statement”). If Buyer has any objections to the Closing Statement, Buyer shall deliver to Seller a notice (the “Objection Notice”) specifically setting forth the basis for any such objections and Buyer’s proposed resolution thereof. If Buyer fails to deliver the Objection Notice within thirty (30) days after delivery of the Closing Statement, then Buyer shall be deemed to have accepted the Closing Statement and to have irrevocably waived any further right to object thereto. If Buyer shall have timely delivered the Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the objection specified therein; provided, however, that if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Notice, Buyer and Seller shall submit each matter set forth in the Objection Notice that remains unresolved to Plante & Moran (the “Independent Auditor”) for resolution. The Independent Auditor shall resolve any such remaining matter within thirty (30) days following the date of engagement of the Independent Auditor and shall deliver a written determination to Buyer and Seller prior to the expiration of such thirty (30) day period. The Independent Auditor’s resolution of such matters shall be final and binding upon the parties; provided, however, that no such determination with respect to any single item subject to an unresolved dispute or objection shall be any more favorable to any party than is set forth in the calculation reflected in the Closing Statement or proposed in the Objection Notice (or, in either case, as otherwise agreed in writing by Buyer and Seller during the 30-day negotiation period). The costs and expenses of the Independent Auditor shall be paid in equal amounts by Seller and Buyer. The Purchase Price, as finally determined pursuant to this Section 2.5(a) is hereinafter referred to as the “Final Purchase Price.”
     (c) Post-Closing Adjustment. If the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to Seller the amount of such difference by wire transfer of immediately available funds to an account or accounts designed by Seller to Buyer. If, instead, the Final Purchase Price is less than the Estimated Purchase Price, Seller shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to Buyer the amount of such difference by wire transfer of immediately available funds to an account designated by Buyer to Seller.
     (d) Cooperation. Following the Closing, (i) Buyer shall, and shall cause the Company and its Representatives to reasonably cooperate with Seller relating to the preparation of the Closing Statement and the review of the Objection Notice, and to provide any information reasonably requested by Seller and its accountants in connection therewith, and (ii) Seller shall, and shall cause its Representatives to reasonably cooperate with Buyer relating to the review of the Estimated Closing Statement, review of the Closing Statement and the preparation of the Objection Notice and to provide any information reasonably requested by Buyer and its accountants in connection therewith.

3. REPRESENTATIONS AND WARRANTIES OF SELLER GROUP
     Each member of the Seller Group hereby jointly and severally makes the representations and warranties contained in this Article 3 to Buyer. The inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to any member of the Seller Group, the Company or Buyer; has resulted in or would result in a Company Material Adverse Effect; or is outside the Ordinary Course of Business. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and in no event shall any disclosure of such additional matters be deemed or interpreted to broaden or otherwise amend any of the covenants or representations and warranties in this Agreement. Notwithstanding the location of any disclosure set forth in the Disclosure Schedule, each of the disclosures, and those in any supplement thereto, shall apply to each of the representations and warranties made by the Seller Group in this Article 3 to which such disclosure could reasonably be expected to apply.
     3.1 Organization and Good Standing.
     (a) Part 3.1 of the Disclosure Schedule contains a complete and accurate list of the Company’s name, its jurisdiction of organization, other jurisdictions in which it is qualified to do business, and its ownership (including the identity of each Interest holder and the percentage of Interests held by each). The Company is a limited liability company presently existing in good standing under the laws of the State of Michigan, with the requisite limited liability company power and authority to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Applicable Contracts. The Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
     (b) The Company has made available to Buyer copies of the Organizational Documents of the Company, as currently in effect.
     3.2 Authority; No Conflict.
     (a) This Agreement constitutes the legal, valid, and binding obligation of each member of the Seller Group, enforceable against such member of the Seller Group in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and general principles of equity. Upon the execution and delivery by each member of the Seller Group of the Seller’s Closing Documents to which it is a party, such Seller’s Closing Documents will constitute the legal, valid, and binding obligations of such member of the Seller Group, enforceable against such member of the Seller Group in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and general principles of equity. Each member of the Seller Group has the requisite power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents to which it is a party. The execution and delivery by each member of the Seller Group of this Agreement and the Seller’s Closing Documents to which it is a party, and the consummation of the Contemplated Transactions, have been duly authorized by all requisite company or corporate action on the part of such member of the Seller Group, and no other proceedings on the part of the governing body of such member of the Seller Group or any of its respective members or shareholders, as applicable, are necessary to authorize the execution, delivery and performance of this Agreement and the Seller Closing Documents to which it is a party, or the consummation of the Contemplated Transactions.
     (b) Except as set forth in Part 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller, nor the consummation or performance by Seller of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
     (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or Seller, or (B) any resolution adopted by the members of the Company or the board of managers or members of Seller;
     (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller or any substantial portion of the assets owned or used by the Company or Seller may be subject;
     (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any substantial portion of the assets owned or used by, the Company;
     (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or
     (v) result in the imposition or creation of any Encumbrance upon or with respect to any asset material to the Company.
     (c) Except as set forth in Part 3.2 of the Disclosure Schedule, neither the Seller Group nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     3.3 Capitalization. The equity securities of the Company consist solely of the Interests, all of which are owned of record and beneficially by Seller, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate or other documentary evidence representing the Interests. Other than this Agreement and the Company Operating Agreement, there are no Contracts relating to the issuance, sale, or transfer of the Interests or other securities of the Company. The Interests were issued in compliance with the Securities Act and other applicable Legal Requirements.
     3.4 Financial Statements. The Company has made available to Buyer: (a) an audited balance sheet of the Company as at September 30, 2006 (the “Audited Balance Sheet”), and the related audited statements of income, changes in partners’ equity, and cash flows for the six (6) month period then ended, together with the report thereon of Ernst & Young, LLP, independent certified public accountants (the “Audited Financial Statements”), and (b) an unaudited balance sheet of the Company as at March 31, 2007 (the “Interim Balance Sheet”) and the related unaudited statements of income and cash flows for the six (6) months then ended (the “Interim Financial Statements”; together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in partners’ equity and cash flows of the Company as at the respective dates of and for the periods referred to in the Financial Statements. Except as set forth in Part 3.4 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP; provided, however, that the Interim Financial Statements do not include any footnotes or statement of partners’ equity and are subject to normal recurring year-end adjustments (which will not be materially adverse). No financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements.
     3.5 Books and Records. The books and records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects, have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the material assets of the Company. The minute books of the Company contain accurate and complete records of all formal meetings held of, and actions taken by, the Interest holder, the board of managers, and committees of the board of managers of the Company, all taken pursuant to the Company Operating Agreement, and no formal meeting of any such Interest holder, board of managers, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company.
     3.6 Title to Properties; Encumbrances. The Company owns good and marketable title to, or a valid leasehold interest in, the property and assets shown on the Interim Balance Sheet or acquired after the date thereof, other than property or assets disposed of in the Ordinary Course of Business following the date of the Interim Balance Sheet. Except as described in Part 3.6 of the Disclosure Schedule, all material properties and assets reflected in the Interim Balance Sheet (other than property or assets disposed of in the Ordinary Course of Business following the date of the Interim Balance Sheet) are free and clear of all Encumbrances. The Company does not own any fee interest in any real property.
     3.7 Condition and Sufficiency of Assets. The assets material to the operation of the Company are in good operating condition and repair, normal wear and tear excepted, and are adequate for the purposes for which they are being used. None of such assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of the Company are sufficient for the conduct of the Company’ business as currently conducted. Except as described in Part 3.7 of the Disclosure Schedule, the Company owns or leases all of the assets that are sufficient to conduct its business as it is currently being conducted, free and clear of any interest of any other Person in such assets, other than Permitted Encumbrances.
     3.8 Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represented or represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business of the Company. Unless paid prior to the Closing Date, to the Knowledge of Seller, the Accounts Receivable are collectible in full within one hundred eighty (180) days after the date when first due, net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, which reserves are, to the Knowledge of Seller, adequate and calculated consistent with past practice of the Company. There is no contest, claim, or right of set-off pending or, to the Knowledge of Seller, Threatened, with respect to the amount or validity of any of the Accounts Receivable, other than reductions in the Ordinary Course of Business. Part 3.8 of the Disclosure Schedule contains an accurate and complete list of the accounts receivable of the Company at March 31, 2007.

     3.9 No Undisclosed Liabilities. Except as set forth in Parts 3.10 and 3.13 of the Disclosure Schedule, to the Knowledge of Seller, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (a) liabilities or obligations reflected or reserved against in the Balance Sheet and the Interim Balance Sheet, (b) current liabilities incurred in the Ordinary Course of Business since the respective dates thereof, and (c) liabilities or obligations to perform, after the date hereof, any Applicable Contract.
     3.10 Taxes.
     (a) Since April 1, 2006, the Company has filed or caused to be filed all Tax Returns that it was required to file on or before the Closing Date pursuant to applicable Legal Requirements (the “Required Tax Returns”). The Company has made available to Buyer copies of the Required Tax Returns. The Company has paid, or made provision for the payment of, all Taxes that it has been required to pay pursuant to the Required Tax Returns, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, (a) as are listed in Part 3.10 of the Disclosure Schedule, and (b) Taxes accrued on the Closing Statement.
     (b) Part 3.10 of the Disclosure Schedule contains a complete and accurate list of the Required Tax Returns that are or have been the subject of an audit and of which the Company has received written notice, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.10 of the Disclosure Schedule, are being contested in good faith by appropriate proceedings. Part 3.10 of the Disclosure Schedule describes all adjustments to the United States federal income Tax Returns filed by the Company for all taxable years since 2006, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.10 of the Disclosure Schedule, neither the Seller Group nor the Company has given or has been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company or the Seller Group may be liable based upon the operations of the Company.
     (c) The Company has not received written notice of any currently proposed Tax assessment against the Company except as disclosed in the Balance Sheet, the Interim Balance Sheet or in Part 3.10 of the Disclosure Schedule. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body.
     (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete in all material respects. There is no written tax sharing agreement that will require any payment by the Company after the date of this Agreement.
     (e) The Company has not elected, nor will it elect on or before the Closing Date, to be taxed as a corporation under the IRC.
     3.11 No Material Adverse Change. Since the date of the Interim Balance Sheet, there has not been any Company Material Adverse Effect, and no event has occurred or circumstance exists that would reasonably be expected to result in a Company Material Adverse Effect.

     3.12 Employee Benefits.
     (a) As used in this Section 3.12, the following terms have the meanings set forth below.
     (i) “Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by the Company.
     (ii) “Company Plan” means all Plans of which the Company is or was a Plan Sponsor, or to which the Company otherwise contributes or has contributed, or in which the Company otherwise participates or has participated.
     (iii) “ERISA Affiliate” means, with respect to the Company, any other person that, together with the Company, is treated as a single employer under IRC § 414.
     (iv) “Multi-Employer Plan” has the meaning given in ERISA § 3(37)(A).
     (v) “Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC § 132.
     (vi) “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     (vii) “Plan” has the meaning given in ERISA § 3(3).
     (viii) “Plan Sponsor” has the meaning given in ERISA § 3(16)(B).
     (ix) “Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC § 401(a).
     (x) “VEBA” means a voluntary employees’ beneficiary association under IRC § 501(c)(9).
     (b) Part 3.12(b) of the Disclosure Schedule contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations, and identifies as such all Company Plans that are Qualified Plans.
     (c) The Company has made available to Buyer, or will make available to Buyer within ten days of the date of this Agreement:
     (i) a summary of each Company Plan;
     (ii) all Company personnel, payroll, and employment manuals and policies;
     (iii) all notifications to employees of the Company of their rights under ERISA § 601 et seq. and IRC § 4980B;

     (iv) the Form 5500 filed in each of the most recent plan year for each Company Plan, including all schedules thereto; and
     (v) all notices that were given by the IRS or the Department of Labor to the Company.
     (d) Except as set forth in Part 3.12(d) of the Disclosure Schedule:
     (i) The Company has materially performed all of its obligations under all Company Plans and Company Other Benefit Obligations. The Company has made appropriate entries in its financial records and statements for all of its obligations and liabilities under such Company Plans, and Company Other Benefit Obligations that have accrued but are not due.
     (ii) No statement, either written or oral, has been made by the Company to any Person with regard to any Company Plan or Company Other Benefit Obligation that was not in accordance with the Company Plan or Company Other Benefit Obligation and that could have an adverse economic consequence to the Company or to Buyer.
     (iii) The Company, with respect to all Company Plans and Company Other Benefit Obligations is, and each Company Plan, Company Other Benefit Obligation is, in material compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.12.
     (iv) To the Knowledge of Seller, no transaction prohibited by ERISA § 406 and no “prohibited transaction” under IRC § 4975(c) have occurred with respect to any Company Plan.
     (v) Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to, any Multi-Employer Plan, or any Plan subject to IRS §§412 or 4971, ERISA § 302 or Title IV of ERISA, or otherwise has any liability or potential liability under Title IV of ERISA. There is no lien pursuant to ERISA § 4068 or IRS § 412(n) in favor of, or enforceable by, the PBGC or any other entity with respect to any of the assets or property of the Company.
     (vi) Neither of the Company nor any ERISA Affiliate sponsors, maintains, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to, any VEBA.
     (vii) All filings required by ERISA and the IRC as to each Company Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.
     (viii) All Company contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC § 162 or § 404. No amount, or any asset of any Company Plan is subject to tax as unrelated business taxable income.

     (ix) Except as may be required by any Legal Requirement, each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.
     (x) Since the date of the Interim Balance Sheet, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation.
     (xi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Company Plans and Company Other Benefit Obligations that are self-insured.
     (xii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation, is pending or, to the Knowledge of Seller, is Threatened.
     (xiii) Each Company Plan that is a Qualified Plan is qualified in form and operation under IRC § 401(a); each trust for each such Company Plan is exempt from federal income tax under IRC § 501(a). No event has occurred or circumstance exists that will or could reasonably give rise to disqualification or loss of tax-exempt status of any such Plan or trust.
     (xiv) Except to the extent required under ERISA § 601 et seq. and IRC § 4980B, neither Seller nor the Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.
     (xv) Seller and Company have complied with the provisions of ERISA § 601 et seq. and IRC § 4980B.
     (xvi) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC § 280G or § 4999; nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.
     3.13 Compliance with Legal Requirements; Governmental Authorizations.
     (a) Except as set forth in Part 3.13 of the Disclosure Schedule:
     (i) to the Knowledge of Seller, the Company and the Seller Group are, and at all times during the three year period preceding the date hereof have been, in compliance with each Legal Requirement that is or was directly applicable to the conduct or operation of the Enterprise Solutions Business or the ownership or use of any assets used in the Enterprise Solutions Business;
     (ii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute, or result in, a violation by the Company or the Seller Group of any material Legal Requirement directly applicable to the conduct or operation of the Enterprise Solutions

Business or the ownership or use of any assets used in the Enterprise Solutions Business; and
     (iii) neither the Company nor any member of the Seller Group has received any written notice or other communication from any Governmental Body regarding any actual, alleged, possible, or potential violation by the Company, or the Enterprise Solutions Business during the three year period prior to the date of this Agreement, of, or failure to comply with, any Legal Requirement.
     (b) Part 3.13(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.13(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 3.13(b) of the Disclosure Schedule:
     (i) to the Knowledge of Seller, the Company is, and at all times since April 1, 2006 has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.13(b) of the Disclosure Schedule;
     (ii) to the Knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in 3.13(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any material modification to, any Governmental Authorization listed or required to be listed in Part 3.13(b) of the Disclosure Schedule;
     (iii) neither the Company nor any member of the Seller Group has received any written notice or other written communication from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation by the Company of, or failure by the Company to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.13(b) of the Disclosure Schedule, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to any Governmental Authorization;
     (iv) all applications required to have been filed by the Company for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.13(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made by the Company with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies; and
     (v) the Governmental Authorizations listed in Part 3.13(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations reasonably necessary to permit the Company to lawfully conduct and operate in the Ordinary Course of Business.

     3.14 Legal Proceedings; Orders.
     (a) Except as set forth in Part 3.14 of the Disclosure Schedule, there is no pending Proceeding:
     (i) that has been commenced by or against the Company; or
     (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise materially interfering with, any of the Contemplated Transactions.
To the Knowledge of Seller, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Company has made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.14 of the Disclosure Schedule.
     (b) Except as set forth in Part 3.14 of the Disclosure Schedule:
     (i) there is no Order to which the Company, or any of the assets material to the operation of the Company, is subject;
     (ii) neither the Company nor the Seller Group is subject to any Order that relates to the business of, or any of the assets material to the operation of, the Company; and
     (iii) to the Knowledge of Seller, no officer of the Company or Key Employee is subject to any Order that prohibits such officer or Key Employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.
     (c) Except as set forth in Part 3.14 of the Disclosure Schedule:
     (i) to the Knowledge of Seller, the Company is, and at all times since April 1, 2006 has been, in compliance in all material respects with all of the terms and requirements of each Order to which the Company, or any of the assets material to the operation of the Company, is or has been subject;
     (ii) to the Knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any material term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and
     (iii) Neither the Seller Group nor the Company has received any written notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure by the Company to comply with, any term or requirement of any Order to which the Company, or any of the assets material to the operation of the Company, is or has been subject.

     3.15 Absence of Certain Changes and Events. Except as set forth in Part 3.15 of the Disclosure Schedule, since the date of the Interim Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:
     (a) change in the ownership of any of the Interests; grant of any membership interest option or right to purchase membership interests of the Company; issuance of any security convertible into a membership interest of the Company; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any the Interests or of any such membership interests; or declaration or payment of any dividend or other distribution or payment in respect of the Interests;
     (b) amendment to the Organizational Documents of the Company;
     (c) other than in the Ordinary Course of Business, payment or increase by the Company of any bonuses, salaries, or other compensation to any officer of the Company or Key Employee or entry into any employment, severance Contract with any officer of the Company or Key Employee;
     (d) other than in the Ordinary Course of Business, adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;
     (e) material damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance;
     (f) other than in the Ordinary Course of Business, entry into, termination of, or receipt of written notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, or credit agreement, or (ii) any Applicable Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;
     (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;
     (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;
     (i) material change in the accounting methods used by the Company; or
     (j) written agreement by the Company to do any of the foregoing.
     3.16 Contracts; No Defaults.
     (a) Part 3.16(a) of the Disclosure Schedule contains a complete and accurate list, and the Company has made available to Buyer true and complete copies, of:
     (i) each Contract that is currently in effect and involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $50,000;

     (ii) each Contract that is currently in effect and involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $50,000;
     (iii) each Contract that is currently in effect and that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by the Company in excess of $50,000;
     (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and any other Contract affecting the ownership of, leasing of, title to or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);
     (v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets other than the Company’s form employee agreement;
     (vi) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
     (vii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person, other than the Company Operating Agreement;
     (viii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;
     (ix) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
     (x) each unconditional power of attorney granted by the Company and that is currently effective and outstanding;
     (xi) each Contract for capital expenditures in excess of $50,000, other than in the Ordinary Course of Business;
     (xii) each written warranty or guaranty extended by the Company other than in the Ordinary Course of Business;
     (xiii) each ESD Contract; and
     (xiv) each written amendment, supplement, and modification in respect of any of the foregoing.
Each of the foregoing Contracts is referred to in this Agreement as an “Applicable Contract”.

     (b) Except as set forth in Part 3.16(b) of the Disclosure Schedule:
     (i) no member of the Seller Group (and no Related Person of either the Company or the Seller Group) has or may acquire any rights under, and no member of the Seller Group has or may become subject to any obligation or liability under, any Contract; and
     (ii) to the Knowledge of Seller, no officer of the Company or Key Employee is bound by any Contract that purports to limit the ability of such Person to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery other than the Company’s form employee agreement.
     (c) To the Knowledge of Seller and except as set forth in Part 3.16(c) of the Disclosure Schedule, each Applicable Contract identified or required to be identified in Part 3.16(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and by general principles of equity.
     (d) Except as set forth in Part 3.16(d) of the Disclosure Schedule:
     (i) with respect to each Applicable Contract, to the Knowledge of the Seller, the Company is, and at all times since the date of inception of such Applicable Contract has been, in compliance in all material respects with all applicable terms and requirements of such Applicable Contract;
     (ii) to the Knowledge of Seller, each other Person that has any obligation or liability under any Applicable Contract under which the Company has any rights is in compliance in all material respects with all applicable terms and requirements of such Applicable Contract;
     (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;
     (iv) neither the Company nor any member of the Seller Group has given or received from any other Person any written notice or other written communication regarding any actual, alleged, possible, or potential material violation or breach of, or default under, any Applicable Contract;
     (v) the Company has no outstanding Contracts with Seller, any Related Party of Seller or any officer, employee, agent, consultant, advisor, salesman, sales representative, distributor or dealer providing for the payment of any bonus or commission based on sales or earnings;
     (vi) other than the Retention Agreements, the Company has no employment agreement, or any other agreement that contains any severance or termination pay liabilities or obligations;

     (vii) the Company has no outstanding agreement to acquire any debt obligations of others;
     (viii) the Company has no outstanding loan to any Person, except reimbursement of employee travel and other expenses reimbursable in accordance with Company policy and incurred in the Ordinary Course of Business of the Company;
     (ix) the Company has no outstanding obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity; and
     (x) the Company has no commitment or obligation to continue to utilize the services of, or otherwise to do business with, any licensor, vendor, supplier or licensee of the Company that is not terminable on thirty (30) days or less notice.
     3.17 Insurance.
     (a) Except as set forth on Part 3.17 of the Disclosure Schedule, all insurance policies to which the Company is a party or that provide coverage to the Company:
     (i) taken together, provide reasonably adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business as the Company;
     (ii) are sufficient for compliance in all material respects with all Legal Requirements and Contracts to which the Company is a party or by which it is bound; and
     (iii) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.
     (b) Neither the Company nor any member of the Seller Group has received (i) any written refusal of coverage or any written notice that a defense will be afforded with reservation of rights by any insurer, or (ii) any written notice of cancellation or any other written indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
     (c) The Company has paid all amounts due, and has otherwise performed all of its material obligations under each policy to which the Company is a party or that provides coverage to the Company.
     (d) The Company has given notice to the insurer of all claims in excess of $5,000 that may be insured thereby.

     3.18 Employees.
     (a) Part 3.18 of the Disclosure Schedule contains a complete and accurate list of the following information for each manager or employee of the Company, including each employee on leave of absence or layoff status: name; job title; current base compensation and any change in compensation since October 1, 2006; and vacation accrued.
     (b) To the Knowledge of the Seller and except as set forth in Part 3.18 of the Disclosure Schedule, no Key Employee is a party to, or is otherwise bound by any confidentiality, non-compete or proprietary rights agreement in favor of a third party.
     (c) To the Knowledge of Seller, no officer of the Company or Key Employee intends to terminate his employment with the Company.
     (d) Part 3.18 of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired manager or employee of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.
     3.19 Labor Relations; Compliance. Since April 1, 2006, the Company has not been a party to any collective bargaining agreement. Since April 1, 2006, there has not been, there is not presently pending or existing, and there is not, to the Knowledge of Seller, Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters (including, without limitation, any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body), organizational activity or other labor or employment dispute against or affecting any of the Company, or (c) any application for certification of a collective bargaining agent. To the Knowledge of Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.
     3.20 Intellectual Property.
     (a) The term “Intellectual Property Assets” includes:
     (i) the name “NewVectors”, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications used or reserved solely for use by the Company (collectively, “Marks”);
     (ii) all patents and patent applications of the Company, and all inventions and discoveries that may be patentable by the Company and are the subject of a written invention disclosure to the Company (collectively, “Patents”);
     (iii) all copyrights registered in the name of the Company (collectively, “Copyrights”);

     (iv) all rights of the Company in mask works (collectively, “Rights in Mask Works”); and
     (v) all trade secrets, know-how and software and other processes and methods that are proprietary to the Company and maintained as confidential (collectively, “Trade Secrets”); and
     (vi) any licenses by the Company from any third party of any patents, trademarks, copyrights and software, excluding, however, commercially available “off the shelf” software.
     (b) Part 3.20(b) of the Disclosure Schedule contains a list of the Intellectual Property Assets.
     (c) The Intellectual Property Assets, together with all unregistered copyrights, are all those required to operate the business of the Company as currently conducted. The Company either owns or has the right to use the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and, except as described in Part 3.20(b) of the Disclosure Schedule, has the right to use without payment to a third party all of the Intellectual Property Assets.
     (d) Except as set forth in Part 3.20(d) of the Disclosure Schedule, the Company has received no written notice of any infringement by the Company with respect to the Intellectual Property Assets or any written notice of (i) interference, reissue, reexamination, or opposition proceeding with respect to any of the Patents that have been applied for or issued or any challenge to the validity of any issued Patent, (ii) challenge to the use by the Company of, or any competing application with respect to, any Mark, (iii) challenge to claim upon any Mask Work, or (iv) challenge to the Company’s rights to, or misappropriation of, a Trade Secret. To the Knowledge of Seller, none of the Intellectual Property Assets are being infringed, misused or misappropriated by any Person.
     (e) Except as set forth in Part 3.20(c) of the Disclosure Schedule, all current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company created or reduced to practice within the scope of their employment.
     3.21 Certain Payments. To the Knowledge of Seller, since April 1, 2006, no officer of the Company or Key Employee has directly or indirectly and in violation of any Legal Requirement made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business for the Company, (b) to pay for favorable treatment for business secured by the Company, or (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company.
     3.22 Relationships with Related Persons. Other than as set forth in Part 3.22 of the Disclosure Schedule, neither the Company, any member of the Seller Group nor any other Related Person of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in the Company’s business. None of the Company, any member of the Seller Group or any other Related Person of the Company owns an equity interest or any other financial or profit interest in a Person that has had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company on an arms-length basis. Except as set forth in Part 3.22 of the Disclosure Schedule, no Seller or any Related Person of the Company is a party to any Contract with, or has any claim or right against, the Company.
     3.23 Brokers or Finders. Other than with respect to Houlihan Lokey Howard & Zukin Capital, Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.
4. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia.
     4.2 Authority; No Conflict.
     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and general principles of equity. Upon the execution and delivery by Buyer of the Buyer’s Closing Documents, the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and general principles of equity. Buyer has the requisite power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.
     (b) The execution and delivery of this Agreement and the Buyer’s Closing Documents, and the consummation of the Contemplated Transactions, have been duly authorized by all requisite corporate action on the part of Buyer, and no other proceedings on the part of Buyer’s board or directors or stockholders are necessary to authorize the execution, delivery and performance of this Agreement and Buyer Closing Documents, or the consummation of the Contemplated Transactions.
     (c) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
     (i) any provision of Buyer’s Organizational Documents;
     (ii) any resolution adopted by the board of directors or the stockholders of Buyer;
     (iii) any Legal Requirement or Order to which Buyer or its assets may be subject; or
     (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3 Investment Intent. Buyer is acquiring the Interests for its own account, for investment purposes only, and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer understands that the Interests have not been registered under the Securities Act and cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, and Buyer will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any of the Interests without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such act and laws.
     4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or that would otherwise reasonably be expected to result in a Buyer Material Adverse Effect.
     4.5 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     4.6 Solvency. Except as a result of a breach by a member of the Seller Group of a representation, warranty or covenant contained in this Agreement, immediately after giving effect to Contemplated Transactions, Buyer will be able to pay its debts as they become due and its assets will exceed its liabilities. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Company.
     4.7 No Knowledge of Misrepresentations or Omissions. Buyer has no Knowledge that the representations and warranties of the Seller Group in this Agreement are not true and correct in all material respects and Buyer has no knowledge of any material errors in, or material omissions from the Disclosure Schedule.
5. COVENANTS OF SELLER GROUP
     5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Seller Group will, and will cause the Company to, upon reasonable prior notice:
     (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) reasonable access during normal business hours to the Company’s personnel, properties, contracts, books and records, and other documents and data reasonably requested by Buyer; provided, however, that the foregoing right of access shall not be exercised in such manner as to unreasonably interfere with the normal operations and business of the Company or any member of the Seller Group; provided further that all requests for access shall be directed to Tracy M. Lawyer or such other person as Seller may designate from time to time. Buyer and Buyer’s Advisors are not authorized to and shall not contact any customers, suppliers or employees of the Company prior to the Closing without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed so long as Seller participates in any such contact; and

     (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data relating to the Company as Buyer may reasonably request, and furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information relating to the Company as Buyer may reasonably request;
provided, however, that Buyer shall be and shall cause Buyer’s Advisors to become subject to the obligations of confidentiality set forth in Section 11.4 in connection with such activities.
     5.2 Operation of the Business of the Company. Except as set forth in Part 5.2 of the Disclosure Schedule or as otherwise agreed to in writing between Seller and Buyer, between the date of this Agreement and the Closing Date, the Seller Group will cause the Company to:
     (a) conduct the business of the Company only in the Ordinary Course of Business;
     (b) use its Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, managers, employees, and agents of the Company, and maintain the relations with suppliers, customers, landlords, creditors, employees, agents, and others having significant business relationships with the Company.
     5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Seller Group will not and will cause the Company not to, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.
     5.4 Notification; Disclosure Schedule Supplements.
     (a) Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller Group becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller Group’s representations and warranties as of the date of this Agreement, or if Seller Group becomes aware of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Seller Group will promptly notify Buyer of the occurrence of any Breach of any covenant of the Seller Group in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.
     (b) Prior to the Closing, the Seller Group shall have the right to supplement, modify or update the Disclosure Schedule to reflect changes and developments after the date hereof. Any such supplements, modifications and updates (each a “Disclosure Schedule Supplement”) shall be subject to Buyer’s rights under Section 9.1(a)(i)(B) and shall have the effect of modifying the representations and warranties made by the Seller Group.
     5.5 No Negotiation. Unless and until this Agreement is terminated pursuant to Article 9, the Seller Group will not and will cause the Company not to, directly or indirectly solicit or engage in any discussions or negotiations with any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the membership interests or Interests of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

     5.6 ECSS Receivable. If the ECSS Receivable is not fully collected by the Company on or before the Closing Date, Buyer shall pay or cause the ECSS Receivable (less any direct expenses accrued by the Company attributable to the ECSS Receivable) to be paid to Seller within five (5) Business Days after receipt of payment of all or any portion of the ECSS Receivable.
     5.7 Confidentiality. Each member of the Seller Group agrees it shall not use for itself or disclose to any third party any Confidential Information, except to the extent such use or disclosure is required by law or order of any court or governmental authority, in which event such member of the Seller Group shall, to the extent practicable, inform Buyer in advance of any such required disclosure so that Buyer may seek an appropriate protective order or other protection in respect of such required disclosure and shall limit such disclosure to the extent reasonably possible while still complying with such requirements.
     5.8 Noncompete. In consideration of the transactions contemplated by this Agreement, during the period beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the “Noncompete Period”), each member of the Seller Group shall not and shall cause each of its Affiliates not to, compete with the Company’s Enterprise Solutions Business anywhere in the world; provided, however, that the foregoing shall not prevent any member of the Seller Group from (a) owning less than 5% of the equity securities of a publicly-held entity that is listed on any national securities exchange or that are traded in any the over-the-counter market, or (b) directly or indirectly, owning all or any portion of, managing, controlling or otherwise engaging in any business that provides health care and health care related research, analysis and consulting services. Each member of the Seller Group agrees that this covenant is reasonable with respect to its duration, geographical area and scope; provided, however, that if, at the time of any enforcement of the covenant contained in this Section, a court holds that the restrictions stated in this covenant are unreasonable under circumstances then existing, Buyer and each member of Seller Group agree that the Non-Compete Period or geographic or other scope of this covenant reasonable under such circumstances shall be substituted therefor. The Parties hereto agree that money damages would not be an adequate remedy for any breach of this covenant and, therefore, in the event of a breach or threatened breach of any provisions of this Section that is continuing, Buyer may, in addition to other rights and remedies existing in their favor, seek injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event that a court of competent jurisdiction determines that there has been a breach by any member of the Seller Group of this Section, the Noncompete Period as it relates solely to such breaching member shall be tolled until such breach has been cured.
     5.9 Non-Solicitation. During the Noncompete Period, no member of the Seller Group shall (and shall cause its respective Affiliates to not) directly or indirectly through another entity (i) induce or attempt to induce any officer or employee to or for the Company or Buyer to leave the employ of the Company, Buyer, or its Affiliates, (ii) hire or employ any person who was an officer, director or employee of the Company, Buyer or any of its Affiliates at any time during the six month period immediately prior to the date hereof, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor of the Company, Buyer or any of its Affiliates to cease doing business with the Company, Buyer or any of its Affiliates; provided, however, that the covenant contained in this Section shall not prevent any member of the Seller Group from placing a general advertisement for employment and hiring any person answering such advertisement.
     5.10 Seller Group Release. Except for claims arising under this Agreement and the transaction documents referred to herein, and Claims related to the fraud or criminal misconduct of any Person, effective as of the Closing, each member of the Seller Group hereby releases and forever discharges Buyer, the Company, and each of their respective officers, directors, employees and Affiliates from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, for any act or omission relating to the Company and prior to the Closing Date that such member of the Seller Group now has, have ever had or may hereafter have against the Company.
6. COVENANTS OF BUYER
     6.1 Approvals of Governmental Bodies.
     (a) As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with the Seller Group with respect to all filings that the Seller Group is required by Legal Requirements to make in connection with the Contemplated Transactions, and cooperate with the Seller Group in obtaining all consents identified in Part 3.2 of the Disclosure Schedule; provided, however, that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other material financial burden to obtain a Governmental Authorization.
     (b) As soon as practicable after Closing, Seller shall deliver to Buyer such written documentation (including financial information) prepared and executed by Seller, in form and substance reasonably satisfactory to and requested by Buyer, to permit Buyer to seek any consents, filing, agreements, novations (required under 48 C.F.R. Subpart 42.12 or otherwise) or other documents (the “Novation Documentation”), required by any Governmental Body necessary to make effective the novations or assignments of those contracts identified in Part 6.1 of the Disclosure Schedule for which such documentation is required (the “Novation”). Upon receipt of any Novation Documentation, Buyer shall promptly submit such Novation Documentation to the appropriate person and/or Governmental Body for approval. For each contract identified in Part 6.1 of the Disclosure Schedule, Buyer and Seller will cooperate in a mutually agreeable arrangement under which Buyer shall obtain substantially the same economic benefits that would be obtained had the Novation of such contract occurred as contemplated herein and Buyer shall assume the obligations under such contract in accordance with this Agreement. Such arrangement may include, without limitation, any subcontracting, sublicensing or subleasing to Buyer with Buyer assuming Altarum’s obligations and any and all rights of Altarum against any third party thereto.
     6.2 No Additional Representations; Disclaimer.
     (a) Buyer acknowledges that neither the Company nor any member of the Seller Group, nor any other Person acting on behalf of any member of the Seller Group or any of their Related Parties (i) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the assets owned by the Company or used in its business, or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its business, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule. Buyer further agrees that neither any member of the Seller Group nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, document or material made available to Buyer or any Related Party of Buyer in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

     (b) In connection with Buyer’s investigation of the Company, Buyer has received from or on behalf of the Seller Group certain projections, including projected statements of operating revenues and income from operations of the Company for the fiscal year ending September 30, 2009, and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against any member of the Seller Group with respect thereto. Accordingly, no member of the Seller Group makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
     6.3 Notification. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any representation and warranty as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any Breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.
     6.4 Books And Records. No later than the Closing, the Company shall provide the Seller with copies of all material books and records of the Company relating to periods prior to the Closing Date; provided, however, that Seller or its agents shall be allowed to retain copies of such books and records for archival purposes and provided further, however, that the Buyer shall itself, and shall cause the Company after the Closing, to cooperate with any member of the Seller Group by providing any material books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date upon the reasonable request of any such Member of the Seller Group in connection with any audit, investigation, supbeona or dispute resolution proceeding.
     6.5 Cooperation With Respect to Taxes. After the Closing, the parties shall cooperate fully, as and to the extent reasonably requested by each party and at the requesting party’s expense, in connection with any audit, litigation or other Proceeding with respect to Taxes.
     6.6 Non-Solicitation. During the Noncompete Period, Buyer shall not (and shall cause its respective Affiliates to not) directly or indirectly through another entity (i) induce or attempt to induce any officer, manager or employee to or for any member of the Seller Group to leave the employ of such member of the Seller Group or its Affiliates, (ii) hire or employ any person who was an officer, director or employee of any member of the Seller Group or any of its Affiliates at any time during the six month period immediately prior to the date hereof, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor of or to any member of the Seller Group or any of its Affiliates to cease doing business with any member of the Seller or any of its Affiliates ; provided, however, that the covenant contained in this Section shall not prevent the Buyer from placing a general advertisement for employment and hiring any person answering such advertisement.
     6.7 Survival. The obligations of Buyer in this Article 6 that by their terms survive the Closing, shall survive the Closing.

7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part; provided that if any condition is waived, Buyer will not be entitled to recover for any Damages incurred by Buyer as they relate to the existence of such condition):
     7.1 Accuracy of Representations. All of the Seller Group’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), must have been true and accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date (except that those representations and warranties that are qualified by materiality shall have been true and accurate in all respects on such dates) as if made on the Closing Date (unless such representation and warranty relate to an earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to constitute a Company Material Adverse Effect.
     7.2 Company’s and Seller Group’s Performance. All of the covenants and obligations that the Seller Group is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with by the Seller Group.
     7.3 Consents. The Company shall have obtained each of the Consents identified in Part 3.2 of the Disclosure Schedule and each such Consent shall be in full force and effect.
     7.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that could reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.
     7.5 No Claim Regarding Interest Ownership or Sale Proceeds. Other than by the Seller Group, there must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Interests, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Interests.
     7.6 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
     7.7 Additional Documents. Each of the following documents must have been delivered to Buyer:

     (a) copies of the documents required to be executed and delivered by any member of the Seller Group under Section 2.4 of this Agreement, duly executed and delivered by such member of the Seller Group;
     (b) if required under the terms of each real property lease, estoppel certificates executed on behalf of the Company and Altarum, dated as of the Closing Date;
     (c) a certificate of a manager or officer of Seller dated as of the Closing Date, certifying that the conditions contained in Sections 8.1 through 8.7 have been satisfied;
     (d) a certificate from the Seller dated as of the Closing Date, attaching and certifying the Organizational Documents of the Company and a resolution of the members of the Company authorizing the Contemplated Transactions to be attached thereto, as well as the incumbency and signatures of the persons signing this Agreement and the Seller’s Closing Documents; and
     (e) a copy of the certificate of good standing for the Company issued within three (3) business days prior to the Closing by the Michigan Department of Labor and Economic Growth.
8. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.
     Seller’s obligation to sell the Interests and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part; provided that if any condition is waived, Buyer will not be entitled to recover for any Damages incurred by Buyer as they relate to the existence of such condition):
     8.1 Accuracy of Representations. All of the Buyer’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), must have been true and accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date (except that those representations and warranties that are qualified by materiality shall have been true and accurate in all respects on such dates) as if made on the Closing Date (unless such representation and warranty relate to an earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to constitute a Buyer Material Adverse Effect.
     8.2 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with.
     8.3 Consents. The Company shall have obtained each of the Consents identified in Part 3.2 of the Disclosure Schedule and each such Consent shall be in full force and effect.
     8.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against any member of the Seller Group, or against any Person affiliated with any member of the Seller Group, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.

     8.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Interests by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
     8.6 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause any member of the Seller Group or any Person affiliated with any member of the Seller Group to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
     8.7 Additional Documents. Each of the following documents must have been delivered to Seller:
     (a) a certificate of Buyer certifying that the conditions contained in Sections 7.1 through 7.7 have been satisfied;
     (b) a certificate from the Secretary of Buyer, dated as of the Closing Date, attaching and certifying the incumbency and signatures of the persons signing this Agreement and the Buyer’s Closing Documents; and
     (c) a certificate executed by each of Katherine A. Fox, Gary T. Mears, W. Deane Stanley and Charles B. Torres certifying that the representations and warranties contained in Article 3 are true, correct and complete in all respects to the best of their knowledge.
     8.8 Termination of Seller Group Guarantee. All financial and performance guarantees by the Company of the obligations of the Seller Group granted in favor of any Person shall have been terminated, rendered null and void and of no further force and effect.
9. TERMINATION
     9.1 Termination Events. This Agreement may be terminated as follows:
     (a) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event that the Seller Group (A) has Breached any representation, warranty, or covenant contained in this Agreement, or (B) delivers a Disclosure Schedule Supplement, which in either case individually, or in the aggregate, would cause any Damage to Buyer or the Company in excess of $500,000 (as determined in good faith by Buyer) or would cause a condition precedent within Article 7 not to be satisfied, and which in either case is not cured within five (5) Business Days after written notice of such breach from Buyer to Seller, or (ii) if the Closing shall not have occurred on or before June 15, 2007, by reason of the failure of any condition precedent under Article 7 (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement);
     (b) The Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event that Buyer has Breached any representation, warranty, or covenant contained in this Agreement, which individually, or in the aggregate, would reasonably be expected to result in a Buyer Material Adverse Effect, which in either such case is not cured within five (5) Business Days after written notice of such breach from the Company to Buyer, or (ii) if the Closing shall not have occurred on or before June 15, 2007, by reason of the failure of any condition precedent under Article 8 (unless the failure results primarily from any of the Company or any member of the Seller Group breaching any representation, warranty, or covenant contained in this Agreement); or
     (c) by mutual written consent of Buyer and Seller.
     9.2 Effect of Termination. If either Buyer or the Company terminates this Agreement pursuant to Section 9.1, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in Breach); provided however, Sections 11.2 and 11.4 shall survive the termination of this Agreement.
10. INDEMNIFICATION; REMEDIES
     10.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement will survive the Closing for the periods set forth in Section 10.4.
     10.2 Indemnification and Payment of Damages By Seller. Subject to Sections 10.1, 10.4 and 10.7, each member of the Seller Group hereby jointly and severally indemnifies Buyer, the Company and each of their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons, any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by any member of the Seller Group in Article 3 above, or (b) any Breach by any member of the Seller Group of any covenant of such Seller Group member in this Agreement.
     10.3 Indemnification and Payment of Damages by Buyer. Buyer will indemnify Seller, each member of the Seller Group and each of their respective officers, directors, members of the board of managers, employees and agents (collectively, the “Seller Indemnified Persons”), and will pay to the Seller Indemnified Person the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in Article 4, (b) any Breach by Buyer of any covenant in this Agreement, and (c) any Breach by the Company after the Closing of any covenant contained in this Agreement.
     10.4 Time Limitations; Failure to Close.
     (a) If the Closing occurs, the Seller Group will have no liability (for indemnification or otherwise) with respect to Damages related to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.2(a), 3.3, 3.10, 3.20, and 3.23, unless on or before the first anniversary of the Closing Date, Buyer notifies Seller in writing of a claim for Damages, specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer (a “Buyer Indemnification Claim”). A Buyer Indemnification Claim with respect to Section 3.2, 3.3, 3.10 and 3.23 must be made on or before the date that is thirty (30) days after the expiration of the statute of limitations with respect to such claim, and a Buyer Indemnification Claim with respect to Section 3.20 of this Agreement must be made on or before the date that is five (5) years from the date of this Agreement. A Buyer Indemnification Claim as a result of fraud may be made at any time.
     (b) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to Damages related to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before one year after the Closing Date, Seller notifies Buyer in writing of a claim for Damages, specifying the factual basis of that claim in reasonable detail to the extent then known by Seller (a “Seller

Indemnification Claim”). A Seller Indemnification Claim as a result of fraud may be made at any time.
     (c) If the Closing does not occur, neither Buyer nor any member of the Seller Group shall have any liability for indemnification under this Article 10.
     10.5 Limitations On Amount—Seller. The Seller Group will have no liability (for indemnification or otherwise) with respect to the matters described Section 10.2 (other than for Damages under Sections 3.2(a), 3.3, 3.10, 3.20, and 3.23) until the total of all Damages with respect to such matters exceeds $500,000 (the “Indemnification Deductible”) and then only for the amount by which such Damages exceed the Indemnification Deductible, up to an absolute maximum of $10,000,000 (the “Indemnification Cap”). The Seller Group shall be liable to Buyer for Damages under Sections 3.2(a), 3.3, 3.10, 3.20 and 3.23 on a dollar-for-dollar basis without regard to the Indemnification Deductible or the Indemnification Cap, but subject to an absolute Damages limit equal to the Purchase Price. However, this Section 10.5 shall not be construed to limit Altarum’s obligation of indemnity under Section 10.13 or to apply to any intentional Breach or fraud by the Seller Group of any covenant or obligation under this Agreement.
     10.6 Limitations On Amount—Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.3 until the total of all Damages with respect to such matters exceeds the Indemnification Deductible, and then only for the amount by which such Damages exceed the Indemnification Deductible, up to a maximum of the Indemnification Cap. However, this Section 10.6 shall not apply to (a) any intentional Breach or fraud by Buyer, or (b) any intentional Breach by the Company after the Closing of any covenant or obligation that survives the Closing.
     10.7 Procedure For Indemnification—Buyer Indemnification Claims and Seller Indemnification Claims.
     (a) If any Buyer Indemnified Person or Seller Indemnified Person shall claim to have suffered Damages for which indemnification is available under this Article 10 (each a “Claim”), such Buyer Indemnified Person or Seller Indemnified Person, as the case may be (without distinction, the “Indemnitee”), shall notify the Persons responsible to indemnify the Indemnitee (collectively, the “Indemnitor”) in writing of such Claim, which notice shall describe the nature of such Claim, the facts and circumstances that give rise to such Claim and the Indemnitee’s best estimate of the amount of such Claim. In the case of a Claim by a Buyer Indemnified Person with respect to the Seller Group’s indemnification obligations set forth in Section 10.2, a copy of such written notice shall also be provided by such Buyer Indemnified Person to the Escrow Agent under the terms of the Escrow Agreement. If within thirty (30) days after the Indemnitee provides such a written notice of Claim, the Indemnitor has not objected to such Claim in writing to the Indemnitee, such Claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnitor.
     (b) If within the thirty (30) day period described in the foregoing subsection (a), the Indemnitee (and the Escrow Agent in the case of a Claim by a Buyer Indemnified Person) shall have received a written objection to such Claim from the Indemnitor, the Indemnitor and the Indemnitee shall use good faith efforts during the thirty (30)-day period following the Indemnitee’s receipt of such notice to resolve the Claim. If they are unable to resolve the Claim within such thirty (30)-day period, the Indemnitor and the Indemnitee shall discuss in good faith the submission of the Claim to binding arbitration and the parameters for any such arbitration proceeding. If the Indemnitor and the Indemnitee can agree upon such parameters, they shall do so in writing and such Claim shall be resolved by binding arbitration in accordance with such parameters. If they cannot so agree, any such Claim shall be resolved by a court of competent jurisdiction in accordance with Section 11.6.
     10.8 Procedure for Indemnification—Third Party Claims.
     (a) Promptly and within twenty (20) days after receipt by an Indemnitee of notice of the commencement of any Proceeding against it by any Person (other than a Buyer Indemnified Person and Seller Indemnified Person) for Damages for which indemnification is provided under Section 10.2 or 10.3 of this Agreement (each, a “Third Party Action”), an Indemnitee shall give written notice to the Indemnitor of the commencement of such Third Party Action, including a reasonably detailed description of the facts constituting the basis for such Third Party Action and the amount of the claimed Damages. The failure to so timely notify the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by the Indemnitee’s failure to timely give such notice.
     (b) Within twenty (20) days after delivery of such notification, the Indemnitor may, upon written notice thereof to the Indemnitee, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitor may only assume control of such defense if: (i) the Third Party Action does not involve criminal liability or seek equitable relief against the Indemnitee, (ii) Indemnitor acknowledges in writing to the Indemnitee that any damages, fines, costs or other liabilities that may be assessed against the Indemnitee in connection with such Third Party Action constitute Damages for which the Indemnitee shall be indemnified pursuant to this Article 10, and (iii) the amount of the claim arising out of such Third Party Action is less than or equal to the amount of Damages for which the Indemnitor is liable under this Article 10. If the Indemnitor does not timely assume control of the defense of a Third Party Action, the Indemnitee shall control such defense. The Indemnitor or Indemnitee controlling such defense (the “Controlling Party”) shall keep the other Party (the “Non-controlling Party”) advised of the status of such Third Party Action and the defense thereof. The Non-controlling Party shall, at the sole cost and expense of the Controlling Party: (1) furnish the Controlling Party with such information as may be reasonably requested by the Controlling Party with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on the Non-controlling Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and (2) otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnitee with respect to a Third Party Action shall be considered Damages for purposes of this Agreement only if the Indemnitee is the Controlling Party pursuant to the terms of this sub-section (b).
     (c) The Controlling Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Non-controlling Party (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Controlling Party shall have no obligation to obtain any such consent if the settlement involves only the payment of money by the Controlling Party and does not result in the admission of any wrongdoing or continuing restriction of any kind upon the Non-controlling Party.
     10.9 Notification of Escrow. If the Indemnitee is a Buyer Indemnified Person, the Indemnitor and the Indemnitee shall promptly deliver to the Escrow Agent, a written notice of the

Resolved Claim or an Approved Claim executed by both parties instructing the Escrow Agent as to the distribution of any portion of the Escrow Amount to such Buyer Indemnified Person.
     10.10 Exclusive Remedy; Determination of Damages.
     (a) Except for rights, claims and causes of action it may have relating to fraud, the Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all Claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 10.
     (b) The amount of any and all Damages under this Article 10 shall be determined net of (i) the net present value of any Tax benefits realized by any Indemnitee arising from the deductibility of any such Damages and (ii) any amounts recovered or recoverable by Indemnitee under indemnities or other reimbursement arrangements with respect to such Damages. Buyer and Seller hereby waive, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages.
     (c) Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.
     (d) Claims by the Buyer Indemnified Persons against the Seller Group with respect to the matters referred to in Section 10.2 shall be satisfied first by proceeding against the Escrow Amount, and only when the Escrow Amount is exhausted, by proceeding directly against the Seller Group.
     10.11 Insurance. The amount of any Damages payable under this Article 10 to any Indemnitee shall be reduced by any amounts actually recovered by such Indemnitee under applicable insurance policies. If any Indemnitee receives any amounts under applicable insurance policies subsequent to satisfaction of any indemnification obligation out of the Escrow Amount or by payment of money, such Indemnitee shall promptly (a) return such amount to the Escrow Agent for deposit pursuant to the Escrow Agreement or, if the Escrow Agreement has expired or terminated, pay such amount to the Indemnitor(s) against whom such amount was charged by reason of the related claim of indemnification, or (b) reimburse the Indemnitor that made such payment.
     10.12 Mitigation. The Parties agree that when they become aware of any Claim giving rise to an indemnification obligation hereunder, they shall cooperate and take all reasonable measures to mitigate the consequences of the Breach (if any) giving rise to the Claim, including taking steps to prevent any contingent liability from becoming an actual liability. No Indemnitee shall be entitled to indemnification for any Damages that result from (a) the failure by the Indemnitee to take such actions; (b) the unlawful conduct of such party; or (c) the Breach or default by such party of any representation, warranty, covenant, obligation or agreement under this Agreement.
     10.13 DCA Audit Indemnification by Altarum. In connection with rates billed by Altarum for services performed during the period from October 1, 2005 through the Closing under Applicable Contracts where the ultimate customer is the U.S. Government, Altarum agrees to retain any and all liabilities, and shall indemnify Buyer up to an absolute maximum of the Purchase Price, for any refunds or credits due to the U. S. Government as a result of Altarum’s Defense Contract Management Agency’s (DCMA) Administrative Contracting Officer’s (ACO) final determination, in accordance with FAR 42.705, of Altarum’s approved billing rates for such period. Altarum shall make any payment due in respect of such obligation of indemnity within fifteen (15) days after receipt from Buyer of a copy of the audit report, together with a calculation prepared by Buyer demonstrating any such overcharge, stating the amount thereof and the specific overcharges cited in the audit report.
11. GENERAL PROVISIONS
     11.1 Sellers Representative.
     (a) Appointment of Sellers Representative. By execution and delivery of this Agreement, each member of the Seller Group, for itself and its successors and assigns, irrevocably constitutes and appoints Altarum as its true and lawful agent and attorney-in-fact with full power of substitution to act in the name, place and stead of the Seller Group with respect to all matters contemplated by the terms and provisions of this Agreement (in Altarum’s capacity as Sellers Representative, “Sellers Representative”). Each member of the Seller Group acknowledges that the appointment of Sellers Representative herein is coupled with an interest and may not be revoked. Sellers Representative accepts its appointment and authorization to act as attorney-in-fact and agent of the Seller Group. Buyer, its officers, directors, employees, agents and affiliates shall be able to rely exclusively, without inquiry, on the instructions, decisions and actions of Seller Representative on behalf of the Seller with respect to any and all matters in connection with this Agreement.
     (b) Authority of Sellers Representative. In furtherance of the appointment of Sellers Representative, each member of the Seller Group, fully and without restriction: (i) agrees to be bound by all actions, decisions and instructions of Sellers Representative taken, made or given pursuant to the authority granted to Seller Representative pursuant to this Section 11.1 and (ii) authorizes Sellers Representative to (A) give and receive notices and communications on behalf of the Seller Group, (B) dispute or refrain from disputing any claim made by Buyer under this Agreement or the Seller Closing Documents, (C) negotiate and compromise any dispute which may arise under this Agreement or the Seller Closing Documents, (D) exercise or refrain from exercising any remedies available to the Seller Group under this Agreement, (E) execute any releases or other documents with respect to any such dispute or remedy, (F) waive any condition contained in this Agreement, (G) give instructions and do such other things and refrain from doing such other things as Sellers Representative, in its sole discretion, deems necessary or appropriate to carry out the provisions of this Agreement and the Seller Closing Documents, (H) receive all amounts payable by Buyer to Seller hereunder on behalf of the Seller Group and, subject to clauses (I), (J) and (K) below, pay to each member of the Seller Group their pro rata share of such amounts, (I) pay out of the funds coming into the hands of Sellers Representative from Buyer, all fees and expenses of the Seller Group incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of counsel, accountants, brokers and other professional advisors retained by or on behalf of the Seller Group or any of them, in connection with such transactions, (J) retain such counsel, accountants and other professional advisors as Seller Representative reasonably deems necessary to assist it in the performance of its duties hereunder and pay the fees, costs and expenses thereof out of the funds coming into the hands of Sellers Representative, (K) retain out of the funds coming into the hands of the Sellers Representative from Buyer such amounts as Sellers Representative, in its sole discretion, deems appropriate to be held as reserves for expected or potential future expenses or liabilities of the Seller Group hereunder and pay such amounts to such parties as it deems appropriate, and (L) to authorize the disbursement of funds from the Escrow Account. Notwithstanding anything in this Agreement to the contrary, the Sellers Representative shall not have the right to waive any rights or remedies one member of the Seller Group has or may have against any other member of the Seller Group or against Sellers Representative, under this Agreement or otherwise.

     (c) No Liability. Sellers Representative shall have no liability whatsoever to any Person (including Buyer and any member of the Seller Group) relating to its service hereunder. Each member of the Seller Group jointly and severally agrees to indemnify Sellers Representative and hold it harmless against any loss, expense or other liability arising out of or in connection with its duties as Sellers Representative under this Agreement, including the reasonable costs and expenses incurred by Sellers Representative in defending against any claim or liability in connection herewith, except to the extent arising directly from the gross negligence or willful misconduct of Sellers Representative.
     (d) Substitution of Sellers Representative. If Sellers Representative is unable or unwilling to act as Sellers Representative, the members holding a majority of the Interests as of the date hereof may appoint a substitute Sellers Representative. The members holding a majority of the Interests as of the date hereof will notify Buyer and Escrow Agent promptly in writing of any change in Sellers Representative. Until Buyer and the Escrow Agent receive the foregoing written notice, each will be entitled to assume that the Person previously acting as the Sellers Representative is still the duly authorized Sellers Representative.
     11.2 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.
     11.3 Public Announcements. Following the execution of this Agreement, any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller shall mutually determine. Unless consented to by Buyer and Seller in advance or required by Legal Requirements, prior to the Closing Buyer and Seller Group shall (and shall cause the Company to), keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company’ employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and, following the Closing, Buyer will have the right to be present for any such communication.
     11.4 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and the Seller Group will maintain in confidence, and will cause the directors, managers, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions or as mandated by any Legal Requirement, or (c) the furnishing or use of such information is required in connection with legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.
     11.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified or registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Buyer:
TechTeam Government Solutions, Inc.
3863 Centerview Drive, Suite 150
Chantilly, VA 20151, U.S.
Attention: Dennis J. Kelly
Main: 800.275.1177
            703.956.8200
Fax: 703.956.8201
with a copy (that does not constitute notice) to
TechTeam Global Inc.
27335 West 11 Mile Road
Southfield, MI 48033
Attention: Michael A. Sosin
Fax: 248.357.2570
If to Altarum or ASO:
3520 Green Court, Suite 300
Ann Arbor, MI 48105
Attention: Mark A. Kielb
Fax: (734) 302-4996
with a copy (that does not constitute notice) to
Honigman Miller Schwartz and Cohn LLP
130 South First Street, Fourth Floor
Ann Arbor, MI 48104-1386
Attention: David Parsigian
Fax:: (734) 418-4251
     11.6 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Michigan, County of Oakland, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Michigan, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
     11.7 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     11.8 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     11.9 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including, without limitation, the Letter of Intent between Buyer and Seller dated April 11, 2007) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     11.10 Assignments, Successors, and no Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Related Person of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     11.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article”, “Articles”, “Section” or “Sections” of this Agreement refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     11.13 Governing Law. This Agreement shall be governed by the laws of the State of Michigan, without regard to its conflicts of laws principles.
     11.14 Counterparts; Facsimile Signature. This Agreement may be executed in one or more counterparts and by facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, and such facsimile signatures shall be deemed to be original signatures.
[SIGNATURES ON FOLLOWING PAGE]

     The parties have executed and delivered this Membership Interest Purchase Agreement as of the date first written above.

TechTeam Government Solutions, Inc.		NewVectors Holding, LLC

By:	/s/ Dennis J. Kelly, Jr. Dennis J. Kelly, Jr.	By:	ALTARUM SUPPORTING ORGANIZATION, INC. Its: Authorized Member
Its: President

By:	/s/ Mark A. Kielb Mark A. Kielb
Its: Treasurer

Altarum Institute		Altarum Supporting Organization, Inc.

By:	/s/ Mark A. Kielb Mark A. Kielb	By:	/s/ Mark A. Kielb Mark A. Kielb
	Its: Executive Vice President and Chief Financial Officer		Its: Treasurer
Newvectors LLC
Membership Interest Purchase Agreement
Signature Page